National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
Tel: Fax:	(818) 591-0776 (818) 591-0899

For Immediate Release April 23, 2009

Contact:	National Technical Systems

Aaron Cohen, Vice Chairman

Mobile: 818-652-2271
Email: aaron.cohen@ntscorp.com

National Technical Systems Announces the Election of

Dr. John Foster to its Board of Directors

Calabasas CA– April 23, 2009 National Technical Systems, Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering services, announced today that it has elected Dr. John Foster to its Board of Directors. Dr. Foster fills the vacancy created by the unexpected passing of Ralph Clements, a long time director of the company.

Dr. Foster, 50, is the Chairman and CEO of privately-held Innovative Micro Technology, Inc. of Santa Barbara, California, the leading MEMS (micro-electromechanical systems) contract manufacturer and foundry. He has held management positions at Applied Magnetics Corporation and IBM Corporation. Dr. Foster received his Ph.D degree from Stanford University. He is the holder of 23 U.S. patents.

Dr. Jack Lin, Chairman of the Board of NTS stated, “We are excited to have Dr. John Foster join our Board of Directors and believe that with his technical, board and operating experience in related industries, John will make an ideal director to help lead NTS into the future.”

About National Technical Systems, Inc. (NTS)

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration and systems evaluation. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associate with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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